UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2006 (May 31, 2006)

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 579-7388

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 31, 2006, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a Fifth Loan Modification Agreement (the “Modification Agreement”) with Silicon Valley Bank to amend and renew the Loan and Security Agreement between the parties dated March 19, 2001, as previously amended (the “Loan Agreement”), which expired on May 31, 2006. Pursuant to the terms of the Modification Agreement, among other things (i) the expiration date of amended credit facility has been extended to May 31, 2007 and (ii) covenants requiring the Company to (A) maintain a Minimum Adjusted Quick Ratio, as defined therein, and (B) maintain a minimum of $2.0 million in cash, net of borrowings under the Loan Agreement, were eliminated.

Under the amended credit facility, the Company may borrow up to the lesser of $5.0 million or 80% of eligible receivables, as defined under the Loan Agreement. The amount available to the Company is reduced by any outstanding letters of credit that may be issued under the amended credit facility in amounts totaling up to $2.0 million. As the Company pays down amounts under any letter of credit, the amount available to it under the credit facility increases. The Company is not obligated to draw down any amounts under the amended credit facility and any borrowings shall bear interest, payable monthly, at the current prime rate. Under the Modification Agreement, the Company is charged an unused line credit fee of 0.25% of the unused line per annum.

The foregoing statements are qualified in their entirety by the above referenced Modification Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

                       See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: June 6, 2006	By:	/s/ NANCY C. BROADBENT
Nancy C. Broadbent Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fifth Loan Modification Agreement, dated May 31, 2006, by and between the Company and Silicon Valley Bank